Exhibit 99.2

Antifreeze Recycling, Inc.

Financial Statements

September 30, 2012

Unaudited

Antifreeze Recycling, Inc.

Report of Independent Registered Public Accounting Firm

Shareholder and Board of Directors
Antifreeze Recycling, Inc.
Tea, South Dakota

We have reviewed the accompanying balance sheet of Antifreeze Recycling, Inc. a South Dakota corporation, as of September 30, 2012, and the related statements of operations, shareholder deficit and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

Jorgensen & Co.
(a registered public accounting firm)

/s/Jorgensen & Co.

January 10, 2013
Lehi, UT

Antifreeze Recycling, Inc.
Balance Sheet
September 30, 2012
Unaudited

Assets
Current Assets
Cash	$4,276
Accounts receivable (net)	7,441
Inventory	14,202
Total current assets	25,919

Plant and equipment
Plant and equipment	166,743
Accumulated depreciation	(115,581)
Net plant and equipment	51,162

Other Assets
Due from Officer	14,231

Total assets	91,312

Liabilities and Shareholder Deficit
Current Liabilities
Accounts payable	6,499
Line of credit	44,265
Other payables and accrued expenses	2,210
Due to related party	12,150
Current portion of long-term debt	21,471
Total current liabilities	86,591

Long-term debt less current maturities	35,989

Total liabilities	122,584

Shareholder Deficit
Capital stock: 25,000, $1.00 par value common shares authorized, 2,000 shares issued and outstanding	2,000
Accumulated deficit	(33,077)
Total shareholder deficit	(31,271)

Total liabilities and shareholder deficit	$91,312

See accompanying notes to the financial statements

Antifreeze Recycling, Inc.
Statement of Operations
For the Nine Months Ended September 30, 2012
Unaudited

Net Sales	$264,150
Cost of goods sold	221,835
Gross profit	42,315

Operating Expenses
Officer’s salary	45,000
General and administrative	15,630
Total operating expenses	60,630

Other Income and Expenses
Interest expense	6,113

Loss from operations before income tax	(24,428)
Income taxes	-

Net (loss) for the period	$(24,428)

Primary and fully diluted loss per share	$(12.21)

Weighted average share outstanding	2,000

See accompanying notes to the financial statements

Antifreeze Recycling, Inc.
Statement of Shareholder Deficit
For the Nine Months Ended September 30, 2012
Unaudited

	Common shares	Paid-in Capital	Accumulated Deficit	Totals

Balances 12/31/11	2,000	$2,000	$(8,843)	$(6,843)

Loss for nine month period			(24,428)	(24,428)

Balances 9/30/12	2,000	$2,000	$(33,271)	$(31,271)

See accompanying notes to the financial statements

Antifreeze Recycling, Inc.
Statement of Cash Flows
For the Nine Months Ended September 30, 2012

Unaudited

Net Cash Flow From Operating Activities
Net loss from operations	$(24,428)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation	7,176
Bad debt expense	223
Increase in accounts receivable	(551)
Decrease in inventory	23,031
Increase in accounts payable	1,846
Decrease in other payables and accrued expenses	(1,281)
Net cash provided by operating activities	6,016

Investing Activities	-
Net cash from (used in) investing activities	-

Financing Activities
Receipts from due to officer	3,194
Payment on related party note	-
Net receipts from line of credit	8,933
Payments notes payable	(20,545)
Proceeds from notes payable	-
Net cash used in financing activities	(8,418)

Decrease in cash during nine month period	(2,402)
Cash at the beginning of the period	6,678
Cash at September 30, 2012	$4,276

Interest paid during period	$6,113
Taxes paid during period	$0

See accompanying notes to the financial statements

Antifreeze Recycling, Inc.
September 30, 2012
Notes to the financial statements
Unaudited

NOTE 1 - Organization and Nature of Business

Antifreeze Recycling, Inc. (“Company”) is organized as a limited liability company and was incorporated in the state of South Dakota on June 5, 1996. The Company production facilities and administrative offices are in Tea, South Dakota. The Company’ collects recyclable antifreeze, processes and sells recycled antifreeze to business customers mostly in South Dakota. The Company’s fiscal year end is December 31.

NOTE 2  - Basis of Presentation

The accompanying unaudited interim financial statements have been prepared by the Company pursuant to generally accepted accounting principles for interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. The interim unaudited consolidated financial statements should be read in conjunction with the Company’s financial statements as of and for the year ended December 31, 2011. In the opinion of management, all adjustments considered necessary for the fair presentation consisting solely of normal recurring adjustments, have been made.  Operating results for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.